CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the incorporation in this Form 10-KSB/A Annual Report of my Audit Report of Asia Electrical Power International Group, Inc. dated October 31, 2007 for the period ended December 31, 2006, and to all references to my Firm included in this report.

/s/ Robert G. Jeffrey --------------------- Robert G. Jeffrey

Wayne, New Jersey 07470 October 31, 2007

ASIACONSENT/HD